EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Anniston Pte. Ltd	Singapore
Commonwealth Carriers S.A.	British Virgin Islands
Island S Management Corp	British Virgin Islands
Broeder Limited	British Virgin Islands
Cosan S.A. Indústria e Comércio	Brazil
Administração de Participações Aguassanta Ltda.	Brazil
Agrícola Ponte Alta S.A.	Brazil
Vertical UK LLP	British Virgin Islands
Águas da Ponte Alta S.A.	Brazil
Vale da Ponte Alta S.A.	Brazil
Barrapar Participações S.A.	Brazil
Aliança Indústria e Comércio de Açúcar e Álcool S.A.	Brazil
Bio Investments Negócios e Participações S.A.	Brazil
Proud Participações S.A.	Brazil
Iputi Empreendimentos e Participações Ltda	Brazil
Cosan Overseas Limited	Cayman Islands
Copsapar Participações S.A.	Brazil
Pasadena Empreendimentos e Participações S.A.	Brazil
Cosan Cayman II Limited	Cayman Islands
Cosan Trading S.A.	Brazil
Novo Rumo Logística S.A.	Brazil
Handson Participações S.A.	Brazil
Cosan Biomassa S.A.	Brazil
Provence Participações S.A.	Brazil
Usina Santa Luiza S.A.	Brazil
Centro de Tecnologia Canavieira - CTC	Brazil
Raízen S.A.	Brazil
Raízen Energia Participações S.A.	Brazil

Name	Jurisdiction of Incorporation
Raízen Combustíveis S.A.	Brazil
Rumo Logística Operadora Multimodal S.A. (former Cosan Operadora Portuária S.A.)	Brazil
Logispot Armazéns Gerais S.A.	Brazil
Cosan Lubrificantes e Especialidades S.A.	Brazil
Cosan Cayman Finance Limited	Cayman Islands
CCL Cayman Finance Limited	Cayman Islands
Stallion Sociedade Anonima	Paraguayan
Novvi S.A.	Brazil
Radar Propriedades Agrícolas S.A.	Brazil
Tellus Participações S.A.	Brazil
Docelar Alimentos Bebidas S.A. (former Bonfim Nova Tamoio – BNT Agrícola Ltda.)	Brazil